Exhibit 10.11

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

SUPPLY AGREEMENT

between

PLANTEX USA, INC.
Two University Plaza, Suite 305, Hackensack, NJ 07601
(“Plantex”)

and

BIOVAIL LABORATORIES INCORPORATED
Chelston Park, Building 2, Collymore Rock, St. Michael, Barbados, West Indies
(“Biovail”)

WHEREAS, Plantex and Biovail desire to provide for the purchase and supply of the active pharmaceutical ingredient, diltiazem hydrochloride, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, and other good and valuable consideration the adequacy and sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      INTERPRETATION AND CERTAIN DEFINITIONS

1.1                                 The preamble to this Agreement forms an integral part hereof.

1.2                                 Section headings in this Agreement are intended solely for convenience of reference and shall be given, no effect in the interpretation of this Agreement.

1.3                                 All annexes to this Agreement, signed by both Parties, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

1.4                                 For purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

1.4.1                                                     “API” — shall mean the active pharmaceutical ingredient diltiazem hydrochloride.

1.4.2                                                     “Action” — shall mean any suit, action, investigation (governmental or otherwise), claim or proceeding initiated or filed against a Party which results in or could result in a Loss or Losses for which indemnification is required by an Indemnifying Party pursuant to Article 10 herein.

1.4.3                                                     “Affiliates” — shall mean, with respect to any Party, any Person that is controlled by, controls, or is under common control with, that Party, but for greater certainty, Ethypharm S.A, shall not be an Affiliate of Biovail for any purpose of this Agreement. For this purpose, “control” of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of, such corporation or other business entity.

1.4.4                                                     “Agreement” — means this Agreement as it is hereafter amended from time to time in the mutual written agreement of the Parties.

1.4.5                                                     “cGMP” — means current good manufacturing practices in accordance with the rules and regulations promulgated by the FDA.

1.4.6                                                     “DMF” — means the applicable drug master file covering the analysis and manufacture of the API, including, without limitation, analytical methods, stability and pharmaceutical data, impurities, and manufacturing processes with respect to the API.

1.4.7                                                     “Effective Date” — means October 1, 2004.

1.4.8                                                     “FDA” — means the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

1.4.9                                                     “Finished Product(s)” — means finished pharmaceutical product(s) in any and all strengths and dosage forms manufactured by or on behalf of Biovail, any of its Affiliates or contract manufacturers with the API, other than Cardizem CD as manufactured by or for Biovail and Marketed under the brand name Cardizem CD in the Territory.

1.4.10                                               “Indemnified Party” — means the Party to this Agreement entitled to be indemnified by the Indemnifying Party against a Loss or Losses pursuant to Section 10 below.

1.4.11                                               “Indemnifying Party” — means the Party obligated to indemnify the indemnified Party against a Loss or Losses pursuant to Section 10 below.

1.4.12                                               “Loss” — means any liability, loss, cost, damage or expense, including, without limitation, reasonable attorneys’ fees and expenses.

1.4.13                                               “Manufacture” and “manufacturing” — mean, along with other forms of the word, the manufacturing, handling, packaging, storage and/or disposal of the API or any Finished Products, as the case may be, and the raw materials and components used in connection with the preparation thereof.

1.4.14                                               “Market Price” — means an average of two (2) bona-fide prices in U.S. Dollars/kg to sell API to Biovail for use in its Finished Product, as presented to Biovail in a firm written quotation from third parties, which API is the subject of a currently qualified DMF referenced in an approved ANDA; provided, however, that the Market Price for all quantities of API ordered by Biovail from October 1, 2004 through December 31, 2005 shall be deemed to be {***}†.

1.4.15                                               “Party” or “Parties” — mean and include Plantex and Biovail, or each of them individually, as opposed to a “third party,” which is not a party to this Agreement.

1.4.16                                               “Person” — means any individual, partnership, association, corporation, trust or legal person or entity.

1.4.17                                               “Regulatory Authorities” — mean any and all bodies and organizations, including, without limitation, the FDA, which regulate the manufacture, importation, distribution, use and sale of API and/or the Finished Products.

1.4.18                                               “Specifications” — means the specifications for the API contained in Schedule I attached hereto.

1.4.19                                               “Term” — shall mean the duration of this Agreement starting on the Effective Date and continuing until December 31,2009, unless terminated prior to such expiration date pursuant to this Agreement.

1.4.20                                               “Territory” — means Canada and the United States of America.

2.                                      PURCHASE AND SUPPLY OF API

2.1                                 From the Effective Date through December 31, 2005, Biovail shall purchase, or cause its Affiliates to purchase, from Plantex, and Plantex shall sell to Biovail or such Affiliates, a minimum quantity of {***}† of API. Plantex shall store all such API purchased by Biovail or its Affiliates under cGMP conditions in the USA or in Israel, for delivery to Biovail in accordance with Biovail’s directions. Thereafter, for the period commencing on the later of January 1, 2006 and the date upon which Biovail has used up its then existing inventories of API, through

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the end of the Term, Biovail shall purchase, or cause its Affiliates to purchase, from Plantex, and Plantex shall sell to Biovail or such Affiliates, {***}† of the API required by Biovail, and its Affiliates in connection with the manufacture or marketing of Finished Products for sale in the Territory.

2.2                                 The purchase price payable for the API hereunder shall be the applicable Market Price. Commencing on October 1, 2005 and on October 1st of each successive twelve (12) month period thereafter, the Parties shall agree in good faith upon the Market Price for the following calendar year. If the Parties are unable to mutually agree upon the Market Price for any calendar year, the Market Price shall remain at the Market Price for the prior calendar year. Plantex will issue invoices upon shipment of API. Invoices will be due and payable forty-five (45) days of the invoice date. All dollar amounts herein refer to U.S. currency. Amounts not paid when due shall accrue interest calculated at the rate of {***}† plus the U.S. prime rate (but in no event greater than the maximum rate permitted by law) in effect on the date that the payment should have been made, as published in The Wall Street Journal, Eastern U.S. Edition, calculated on a daily basis. No deductions of any kind from any payment becoming due to Plantex may be made in the absence of an official credit memorandum from Plantex authorizing the deduction, which Plantex shall promptly issue when Biovail is entitled to the deduction in accordance with this Agreement.

2.3                                 Within {***}† of the date hereof, and, thereafter, by the fifteenth (15th) day of each successive calendar month, Biovail shall provide Plantex with a good faith, {***}† rolling forecast of its requirements of API by month. The first {***}† of each {***}† rolling forecast will constitute a firm purchase order (“Firm Purchase Order”) for the API indicated for those months. Plantex shall confirm to Biovail within {***}† of its receipt of each such forecast that Plantex has the capacity to provide the quantities of API set out in that forecast. Plantex shall supply (a) the quantities set forth on each Firm Purchase Order and (b) those additional amounts that may be ordered in excess of the forecasted amounts constituting Firm Purchase Orders hereunder, provided that Plantex confirms and accepts orders for those additional amounts in writing within {***}† of Plantex’s receipt thereof. The Firm Purchase Orders for each of the first {***}† of each forecast may not be for an amount less than {***}† or greater than {***}† of the immediately preceding forecast for each such {***}†; provided, however, that Plantex shall use commercially reasonable efforts to fill any Firm Purchase Order to the extent of quantities exceeding {***}† of the immediately preceding forecast.

2.4                                 If any term or condition contained in any purchase order is inconsistent with this Agreement then the terms and conditions provided in this Agreement will control. No additional term or condition set forth in any purchase order will be binding upon Plantex unless agreed to in writing by Plantex.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.5                                 During any period during this Agreement in which Plantex, for any reason, including, without limitation, force majeure as defined in Section 12 hereof, either fails to confirm to Biovail that it has the capacity to provide the quantities of API set out in a forecast delivered pursuant to Section 2.3, or fails to supply the requisite quantities of API within sixty (60) days after the date of delivery specified by Biovail in any Firm Purchase Order or any other purchase order accepted and confirmed in writing by Plantex, then Biovail may, as its sole remedy, obtain any such quantities set out in any such forecast or purchase order through an alternate supplier. Any such cover purchases shall be credited against Biovail’s purchase requirements set forth in Section 2,1. In the event Plantex regains its ability to resume supplying hereunder, Biovail’s right to cover shall terminate immediately upon the delivery by Plantex to Biovail of written notice thereof, provided, however, that Biovail may .accept and use any API ordered by Biovail from an alternate supplier before the date of such notice.

2.6                                 Biovail, its Affiliates and any of their contract manufacturers shall use the API only for the manufacture of Finished Products for sale in the Territory. Biovail, its Affiliates and any of their contract manufacturers are prohibited from reselling or otherwise transferring all or any portion of API not used in the manufacture of Finished Products for sale in the Territory to any other Person.

2.7                                 Plantex or its Affiliate shall maintain with the FDA a valid DMF for the API that is in full compliance with applicable FDA requirements. Provided that all representations and warranties of Biovail shall remain true and all covenants and undertakings of Biovail are being fully complied with, Biovail shall have the right to reference the DMF in its drug applications for any Finished Product. All API will be manufactured in accordance with cGMP and conform to the Specifications.

2.8                                 Biovail shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable Plantex to verify compliance by Biovail of its purchase requirement obligations in accordance with Section 2.1 hereof. Biovail shall permit those records and books of account to be examined by independent certified public accountant of selected by Plantex, no more than once each calendar year (unless during any calendar year a misstatement is discovered in an audit, in which event an additional audit may be conducted during such calendar year), and only to the extent necessary for Plantex to verify the information required by this Section 2.8. Said independent certified public accountant shall treat as confidential and shall not disclose to Plantex any information from Biovail except for information which must be given to that party pursuant to any provision of this Agreement. This examination must be during normal business hours, upon not less than twenty (20) days’ prior written notice, and at the expense of Plantex; provided, however, that if the examination establishes that Biovail failed to comply with the purchase obligations set forth in Section 2.1 hereof, Biovail shall be responsible for the reasonable expenses of such examination. All amounts determined to be due that were not paid must be paid upon demand, with interest calculated thereon from the date that the payment should have been made, such interest calculated at the rate of {***}† plus the U.S. prime rate (but in no event greater than the maximum rate permitted by law) in effect on the date that the payment should have been made, as published in The Wall Street Journal, Eastern U.S. Edition, calculated on a daily basis. The books and records subject hereof will be deemed Confidential Information and subject to the provisions of Section 13 of this Agreement. The right to audit under this Section 2.8 shall survive termination of this Agreement for a period of two (2) years.

3.                                      RIGHT OF FIRST OFFER

From and after the Effective Date, with respect to any finished dose pharmaceutical product that Biovail has under current development or that it elects to develop during the Term, Biovail shall grant Plantex the first opportunity to act as the primary active pharmaceutical ingredient supplier for such product(s) in and for the Territory.

4.                                      DELIVERY: RISK OF LOSS

Unless agreed otherwise in writing by the Parties, API will be delivered CIP (per Incoterms 2000) San Juan, Puerto Rico or such other port as may be directed from time to time by Biovail. All deliveries from Plantex will be made on or before the delivery date specified on each Firm Purchase Order or the additional purchase orders accepted and confirmed in writing by Plantex.

5.                                      PRODUCT WARRANTIES; ACCEPTANCE AND CLAIMS

5.1                                 Plantex represents and warrants that at the time of sale and shipment of API by Plantex hereunder, that such API (a) will conform to the Specifications and (b) will have been manufactured, stored and packaged for shipment in accordance with cGMP in effect at the time thereof. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.2                                 Biovail shall have the right to reject all or part of any shipment of API it orders and receives from Plantex on the ground that it fails to conform with the warranty contained in Section 5.1 herein, provided that (a) Biovail delivers written notice to Plantex within thirty (30) days from the date of receipt of such shipment and (b) Plantex confirms such nonconformance ire writing within thirty (30) days after receipt of Biovail’s notice. In the event of the foregoing, Biovail may return the nonconforming API in accordance with Section 5.3; otherwise, all shipments of API shall be deemed accepted by Biovail. If a dispute arises as to whether the API conforms to Specifications, which dispute is not resolved within thirty (30) days

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

of the delivery by Biovail of the notice of nonconformance, then the matter (along with related samples, batch records or other evidence, as appropriate) shall be submitted to an independent testing laboratory agreed to by each of Biovail and Plantex. The determination of the independent testing laboratory will be binding upon the Parties. If it is determined that the nonconformance is due to damage to API (x) caused by Biovail or its agents or (y) that occurs subsequent to delivery of the API by Plantex. Plantex will have no liability to Biovail with respect to such nonconformance and the cost of any testing and evaluation by the testing laboratory will be borne by Biovail. If it is determined that the nonconformance is caused by Plantex, then Plantex will credit Biovail’s account for the price invoiced for the portion of nonconforming API (or if payment therefor has previously been made by Biovail, pay Biovail the amount of such credit or offset the amount thereof against other amounts then due to Plantex) and the cost of any testing and evaluation by the testing laboratory will be born by Plantex.

5.3                                 Plantex shall accept for return and replacement any API manufactured and supplied to Biovail under this Agreement that does not conform with the warranty set forth in Section 5.1 above and for which proper notice has been given and nonconformance of which has been confirmed by Plantex. This will be the recipient’s sole remedy for claims that any shipment of API failed to comply with such warranties. It is understood that the foregoing limited remedy applies only to the failure to conform to the warranty contained in Section 5.1. All returns of API with obvious defects must be in the original manufactured condition. Plantex will pay reasonable return freight and shipping charges, and shall assume the risk of loss in transit associated with those returns.

5.4                                 The provisions of paragraph 5.2 do not apply to any deficiencies in the Product not reasonably detectable within thirty (30) days of actual receipt of the Product by Biovail or its Affiliate. Biovail shall notify Plantex of any such deficiencies within thirty (30) days after they come to the attention of Biovail or its Affiliate.

5.5                                 To the extent that Biovail has new formulations of Finished Products in development as of the Effective Date or thereafter develops new formulations of Finished Products, it shall develop appropriate specifications for the API required for the manufacture of such Finished Products which it shall furnish to Plantex as promptly as they are finalized. Plantex shall respond to any such specifications within sixty (60) days of their being delivered by Biovail to confirm whether or not it will be able to supply API in accordance with such specifications. If Plantex does so confirm the specifications, they shall be deemed “Specifications” for all purposes of this Agreement and deemed added to this Agreement. If Plantex does not so confirm its ability to meet such specifications, or does not actually meet the Specifications as so agreed, Biovail may obtain API for such new Finished Products from an alternate supplier, and the quantities of API obtained from such other supplier for those new formulations shall not be taken into account in determining Biovail’s compliance with Section 2.1.

5.6                                 If at any time during the Term of this Agreement Plantex is unable to supply to Biovail the requisite quantities of API meeting the warranty set out in Section 5.1, Biovail may obtain any such quantities from an alternate supplier.

6.                                      ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1                                 Biovail hereby represents, warrants and covenants to Plantex that (a) Biovail is a corporation duly organized and existing under the laws of its jurisdiction of incorporation, (b) it has the requisite authority to enter into this Agreement and to perform its obligations hereunder, (c) this Agreement is a legal, valid and binding agreement of Biovail, enforceable against Biovail in accordance with its terms, (d) Biovail is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder, (e) Biovail, its Affiliates and any contract manufacturers are in material compliance with all laws and regulations applicable to conduct of their business; (f) the importation, storage, manufacture, use, sale and/or distribution of any or all of the Finished Products shall not (1) violate any applicable laws or regulations nor (2) infringe upon the patent, trade secret or proprietary right of any third party; and (g) its current annual requirements for the API are approximately {***}†.

6.2                                 Plantex hereby represents, warrants and covenants to Biovail that (a) it is a corporation amalgamated, organized and existing under the laws of the State of New Jersey, (b) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder, (c) this Agreement is a legal, valid and binding agreement of Plantex enforceable against Plantex in accordance with its terms, (d) it is not aware of any contractual or other restriction, limitation or condition which might affect adversely its ability to perform hereunder and (e) it is in material compliance with all applicable laws and regulations.

6.3                                 The representations, warranties, covenants and undertakings contained in this Agreement are continuous in nature and shall be deemed to have been given by each Party at execution of this Agreement and at each stage of performance hereunder.

7.                                      REGULATORY INSPECTIONS AND COMMUNICATIONS

Biovail will promptly deliver to Plantex all reports, data, information and correspondence received by it from the FDA or any other Regulatory Authority with respect to the API and any cGMP issues relating thereto. In addition, Biovail will promptly deliver to Plantex any written response, information, data or correspondence delivered by it to the FDA or any other Regulatory Authority with respect to the API. Each of the Parties agrees to cooperate to the extent reasonably requested by the other in connection with any communications with the FDA or any other Regulatory Authority.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

8.                                      COMPLAINT HANDLING AND ADVERSE DRUG REACTION REPORTS

8.1                                 Plantex and Biovail shall provide prompt notice to the other of any information concerning side effects, injury, toxicity or sensitivity reactions received by it which may be associated with the Finished Products or the API. Biovail shall be responsible for all adverse drug event reporting and responding to all adverse drug reports received from lay persons and/or health care professionals regarding the Finished Products.

8.2                                 Copies of complaints regarding the Finished Products or the API received by either Party shall be sent promptly by facsimile to the other. Biovail shall investigate all complaints associated with the manufacturing of the Finished Products and shall provide a written summary to Plantex of all such investigations, as well as a prompt written response to the complainant, with a copy to Plantex.

9.                                      RECALLS AND WITHDRAWALS

To the extent permitted or required by law, any decision by Biovail to recall, withdraw or cease distribution of any Finished Product as a result of a violation of applicable law or regulation, or because the Finished Product presents a possible safety risk, shall be made after consultation between Plantex and Biovail to minimize the business and legal risk to both Parties and to assure compliance by the Parties with the requirements of applicable laws and regulations. Biovail shall indemnify and hold harmless Plantex against any and all reasonable costs and expenses which Plantex may incur as a result of any recall of Finished Products unless, however, such recall is due to a defect in the API, in which case Plantex shall indemnify and hold harmless Biovail against any and all reasonable costs and expenses which Biovail may incur as a result of such recall.

10.                               INDEMNIFICATION AND LIMITATIONS

10.1                           Plantex shall indemnify, defend, save and hold Biovail and each of its Affiliates and their respective officers, directors, employees and agents, harmless from and against Loss or Losses payable to third parties in connection with any and all Actions by third parties resulting from, or arising out of any material breach of any warranty or material non-fulfillment or non-performance by Plantex of any agreement, covenant or obligation of Plantex under this Agreement. Plantex will not be liable hereunder for any Losses resulting from any settlement of any claim, litigation or proceeding effected without its consent, which consent shall not be unreasonably withheld.

10.2                           Biovail shall indemnify, defend, save and hold Plantex and each of its Affiliates and their respective officers, directors, employees and agents harmless from and against Loss or Losses payable to third parties in connection with any and all Actions by third parties resulting from, or arising out of (a) any material breach of any representation or warranty herein pertaining to Biovail or material non-fulfillment or non-performance by Biovail of any covenant or undertaking made herein; (b) any actual or alleged defect in any Finished Product not resulting from any breach of this Agreement by Plantex; (c) any actual or alleged infringement or violation of any patent, trade secret or proprietary rights of any third party arising out of the storage, manufacture, use, sale and/or distribution of any Finished Product, or (d) any enforcement action by a Regulatory Authority relating to any Finished Product resulting from the failure by Biovail to comply with applicable laws, rules, orders or regulations. Biovail will not be liable hereunder for any Loss or Losses resulting from any settlement of any claim, litigation or proceeding effected without its consent, which consent shall not be unreasonably withheld.

10.3                           EXCEPT AS EXPRESSLY PROVIDED FOR IN SECTION 10.1 AND 10.2 REGARDING INDEMNIFICATION WITH RESPECT TO LOSSES, NEITHER PLANTEX NOR BIOVAIL (NOR ANY OF THEIR RESPECTIVE AFFILIATES) SHALL BE LIABLE TO THE OTHER UNDER ANY PROVISION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE.

10.4                           The terms and conditions of this Article 10 shall survive any termination of this Agreement.

10.5                           Upon the occurrence of an event that requires indemnification under this Agreement, the Indemnified Party will give prompt written notice to the Indemnifying Party providing reasonable details of the nature of the event and basis of the indemnity claim. The Indemnifying Party will then have the right, at its expense and with counsel of its choice, to defend, contest, or otherwise protect against any such Action.  The Indemnified Party will also have the right, but not the obligation, to participate, at its own expense in the defense thereof with counsel of its choice. The Indemnified Party shall cooperate to the extent reasonably necessary to assist the Indemnifying Party in defending, contesting or otherwise protesting against any Action, provided that the reasonable cost in doing so will be paid by the Indemnifying Party. If the Indemnifying Party fails within thirty (30) days after receipt of notice to notify the Indemnified Party of its intent to defend, or to defend, contest or otherwise protect against the Action or fails to diligently continue to provide the defense after undertaking to do so, the Indemnified Party will have the right upon ten (10) days prior written notice to the Indemnifying Party to defend. settle and satisfy any Action and recover the costs of the same from the Indemnifying Party.

10.6                           In the event that in determining the respective obligations of indemnification under this Article 10, it is found that the fault of the Indemnified Party or its respective Affiliates, contributes to any Losses for which the Indemnifying Party is otherwise liable hereunder, then each Party shall be responsible for that portion of the indemnifiable Losses to which its fault contributed.

10.7                           Without limiting its obligations hereunder, Biovail shall maintain, commencing with the Effective Date and continuing throughout the Term, sufficient product liability insurance coverage to satisfy its obligations hereunder. Biovail shall, upon request, provide to Plantex certificates of insurance, evidencing such insurance.

10.8                           Without limiting its obligations hereunder, Plantex shall maintain, commencing with the Effective Date and continuing throughout the Term, sufficient product liability insurance coverage to satisfy its obligations hereunder. Plantex shall, upon request, provide to Biovail certificates of insurance, evidencing such insurance.

11.                               TERM AND TERMINATION

11.1                           This Agreement will terminate upon the occurrence of any of the following events or conditions which termination will automatically occur where termination by a specified Party is not indicated and will occur by action of the specified Party where so indicated:

11.1.1                                               The expiration of the Term;

11.1.2                                               The breach of any representation or warranty made hereunder or the non-performance of any covenant, undertaking or any other obligation made hereunder by either Party that is not cured (a) within thirty (30) days from the date of written notice delivered to the Party in breach in the case of a payment default, and (b) within ninety (90) days from the date of written notice in all other cases, provided, however, that only the aggrieved Party may terminate this Agreement pursuant to this Section 11.2.2;

11.1.3                                               The mutual written agreement of the Parties to this Agreement;

11.1.4                                               Pursuant to the provisions of Section 12; and

11.1.5                                               The filing of a bankruptcy petition by or against Plantex or Biovail or the appointment of a receiver for the assets or business of Plantex or Biovail that is not dismissed within sixty (60) days from the date of such filing or appointment.

11.2                           Upon termination of this Agreement, all rights and obligations will cease to exist except for (a) the payment of unpaid invoices due, (b) the recovery by a Party hereto of damages caused by a breach of any representation or warranty contained in this Agreement or the nonperformance by either Party of any covenant or undertaking made hereunder, (c) the rights and obligations of the Parties under Article 10 of this Agreement and (d) any other term or condition that by its term survives termination.

12.                               FORCE MAJEURE

Except for the obligation of Plantex or Biovail to make payments to the other pursuant to this Agreement (that will not be deferred or extended for any reason), neither Plantex nor Biovail will be responsible to the other for any failure to perform or delay in performing if the failure or delay is due to any strike, riot, civil commotion, sabotage, embargo, war or act of God or other cause beyond its reasonable control. Neither Party will be responsible for any failure to perform or delay in performing due to inability to obtain deliveries where the inability is caused by its supplier. Notwithstanding the foregoing, if any delay in the performance by either Party of its obligations under this Agreement shall continue for a period of ninety (90) days or more, then the Party not suffering the force majeure event may terminate this Agreement by written notice to the other Party and each of Plantex and Biovail shall be relieved from all duties and obligations under this Agreement, except those duties and obligations accruing prior to such termination.

13.                               CONFIDENTIALITY

13.1                           In carrying out the terms of this Agreement it may be necessary that one Party disclose to the other certain information, which is considered by the disclosing Party to be proprietary and of a confidential nature. As used herein “Confidential Information” means any and all information, know-how and data, technical or non-technical, concerning any finished drug product or active pharmaceutical ingredient, its manufacture, marketing and sale, that is disclosed under this Agreement as set forth below and that Biovail or Plantex, as the case may be, considers to be and treats as proprietary and confidential. Confidential Information includes, but shall not be limited to plans, processes, compositions, formulations, specifications, samples, systems, techniques, analyses, production and quality control data, testing data, marketing and financial data, and such other information or data relating to any finished drug product or active pharmaceutical ingredient, or its manufacture, marketing or sale.

13.2                           The recipient of any Confidential Information shall not use it for any purpose other than for purposes of performing its obligations under this Agreement. The Party receiving any Confidential Information will divulge it only to those of its officers, directors, employees, advisors and Affiliates (and such Affiliates’ officers, directors, employees and advisors) who have a need to know it as a part of the receiving Party’s obligations hereunder and said officers, directors, employees, advisors and Affiliates (and such Affiliates’ officers, directors, employees and advisors) shall hold the information in confidence pursuant to this Agreement. The recipient of any Confidential Information shall not disclose it to any third party, except as otherwise contemplated in this subsection, without the written consent of the disclosing Party.

13.3                           The obligations of confidentiality as provided herein will terminate seven (7) years from the expiration or termination of this Agreement and will impose no obligation upon the recipient of any Confidential Information with respect to any portion of the received information that (a) was known to or in the possession of the recipient prior to the disclosure; or (b) is or becomes publicly known through no fault attributable to the recipient; or (c) is provided to the recipient from a source independent of the disclosing Party that is not subject to a confidential or fiduciary relationship with the disclosing Party concerning the information; or (d) is generated by the recipient independently of any disclosure from the disclosing Party; or (e) is required by law to be disclosed to government officials who shall be informed of the confidential nature of such information.

13.4                           Upon expiration or earlier termination of this Agreement, the recipient of any Confidential Information shall, as the disclosing Party may direct in writing, either destroy or return to the disclosing Party all Confidential Information disclosed together with all copies thereof, provided, however, the recipient may retain one archival copy thereof for the purpose of determining any continuing obligations of confidentiality.

13.5                           The terms of this Article 13 will survive termination of this Agreement.

14.                               GENERAL PROVISIONS

14.1                           This Agreement shall be binding upon each of the Parties hereto and each of their respective successors and assigns, if any.

14.2                           Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. Such consent may be conditioned upon the agreement of the assigning Party to remain primarily liable for performance of all obligations of the assignee. Notwithstanding the foregoing, a Party may assign all of its rights and obligations under this Agreement to an Affiliate of a Party upon written notice thereof to the other Party. Any attempt to assign this Agreement in violation of the provisions set forth herein will be deemed a default by the assigning Party under this Agreement and null and void.

14.3                           Any notice, request, instruction or other communication required or permitted to be given under this Agreement must be in writing and must be given by sending the notice properly addressed to the other Party’s address shown below (or any other address as either Party may indicate by notice in writing to the other from time to time) (a) by hand or by prepaid registered or certified mail, return receipt requested, (b) via telecopy, facsimile or telegram, or (c) via nationally recognized overnight courier.

If to Plantex:	Plantex USA Inc.
Two University Plaza, Suite 305 Hackensack, NJ
07601
Attention: President
Fax Number: 201-343-3833

with a copy to:	Plantex USA Inc.
Two University Plaza, Suite 305 Hackensack, NJ

07601
Attention: General Counsel
Fax Number: 201-343-3833

if to Biovail	BIOVAIL LABORATORIES INCORPORATED
Chelston Park, Building 2
Collymore Rock, St. Michael BH1
Barbados, West Indies
Attention: President
Telephone:
Facsimile: (246) 437-7085

with a copy to	BIOVAIL CORPORATION
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
Attention: General Counsel
Telephone: (905) 286-3070
Facsimile: (905) 286-3071

All such notices shall be deemed given when received.

14.4                           Except to the extent required by law or deemed appropriate by legal counsel to comply with securities laws, including the furnishing of a press release and the filing of such documents and information with the U.S. Securities and Exchange Commission as may be required by federal securities laws and the filing of any report, statement or document required by any other federal or state regulatory body, neither Plantex nor Biovail will publish, disclose or otherwise announce the existence of this Agreement or the terms hereof with out the consent of the other Party, which consent will not be unreasonably withheld.

14.5                           Either Parties’ failure to terminate or seek redress for a breach of, or to insist upon strict performance of any term, covenant, condition or provision contained in this Agreement will not prevent a similar subsequent act from constituting a breach of this Agreement.

14.6                           This Agreement will be governed and construed in accordance with the laws of the State of New Jersey, except for its conflict of law provisions

14.7                           Plantex and Biovail will at all times act as independent parties without the right or authority to bind the other with respect to any agreement, representation or warranty made with or to any third party. Except as otherwise stated herein, Plantex and Biovail each will be responsible for all costs, expenses, taxes and liabilities arising from the conduct of its own business, as well as from the activities of its officers, directors, agents or employees, and each will hold harmless and indemnify the other from those obligations.

14.8                           This Agreement contains the entire and only agreement between the Parties with respect to the manufacture and sale of the API and no oral statements or representations or written matter not contained in this Agreement will have any force or effect. This Agreement may not be amended or modified in any way except by writing executed by authorized representatives of both Parties.

14.9                           If any portion of this Agreement is determined to be illegal or otherwise unenforceable by agreement of the Parties, by an arbitrator, by a court of competent jurisdiction or by an administrative agency of competent jurisdiction, that section, to the extent permitted by law, shall be treated as deleted from this Agreement and the remaining portions of this Agreement will continue to be in full force and effect according to the terms hereof.

14.10                     The Parties agree as and from the Effective Date, this Agreement shall supersede the Supply Agreement between Biovail and Plantex’s Affiliate, ABIC Ltd., dated June 6, 1996, as amended (“Abic Agreement”), and except for any rights of indemnification thereunder or payment obligations for amounts due thereunder, neither Party the Abic Agreement shall have any further rights or obligations thereunder. Promptly following the execution of this Agreement, Plantex shall arrange with ABIC Ltd. to sign such instrument as either party to the Abic Agreement shall deem necessary and appropriate to effectuate the provisions of this section.

14.11                     This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date written at the beginning of this Agreement.

PLANTEX USA INC.		BIOVAIL LABORATORIES
INCORPORATED

By:	/s/ George Suokas	By:	(signed)
	Name: George Suokas		Name:
	Title: President		Title:

By:	/s/ Cheryl L. Bohnel
Name: Cheryl L. Bohnel
Title: Dir. of Finance